                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (WESTERN DIVISION)



In re:
                                                                 Chapter 11
ARCH WIRELESS, INC., et. al.,
                                                           Case No. 01-47330-HJB
                       Debtors.                           (Jointly Administered)






                      FINDINGS OF FACT, CONCLUSIONS OF LAW,
         AND ORDER UNDER 11 U.S.C.SS.1129(A) AND (B) AND FED. R. BANKR.
            P. 3020 CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
FINDINGS OF FACT AND CONCLUSIONS OF LAW...........................................................................4

1.       Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C.ss.ss.157(b)(2), 1334(a)).......................4

2.       Judicial Notice..........................................................................................4

3.       Transmittal and Mailing of Materials; Notice.............................................................5

4.       Voting...................................................................................................6

5.       Plan Compliance with Bankruptcy Code (11 U.S.C.ss.1129(a)(1))............................................6

         (a)      Proper Classification (11 U.S.C.ss.ss.1122, 1123(a)(1)).........................................6

         (b)      Specified Unimpaired Classes (11 U.S.C.ss.1123(a)(2))...........................................6

         (c)      Specified Treatment of Impaired Classes (11 U.S.C.ss.1123(a)(3))................................7

         (d)      No Discrimination (11 U.S.C.ss.1123(a)(4))......................................................7

         (e)      Implementation of Plan (11 U.S.C.ss.1123(a)(5)).................................................7

         (f)      Non-Voting Equity Securities (11 U.S.C.ss.1123(a)(6))...........................................7

         (g)      Designation of Officers and Directors (11 U.S.C.ss.1123(a)(7))..................................8

         (h)      Additional Modified Plan Provisions (11 U.S.C.ss.1123(b)).......................................8

         (i)      Bankruptcy Rule 3016(a).........................................................................8

         (j)      Bankruptcy Rule 3018............................................................................8

6.       Debtors' Compliance with Bankruptcy Code (11 U.S.C.ss.1l29(a)(2))........................................8

7.       Plan Proposed in Good Faith (11 U.S.C.ss.1129(a)(3)).....................................................9

8.       Payments for Services or Costs and Expenses (11 U.S.C.ss.1129 (a)(4))...................................10

9.       Directors, Officers, and Insiders (11 U.S.C.ss.1129(a)(5))..............................................10

10.      No Rate Changes (11 U.S.C.ss.1129(a)(6))................................................................11

11.      Best Interests of Creditors (11 U.S.C.ss.1129(a)(7))....................................................11

12.      Acceptance by Certain Classes (11 U.S.C.ss.1129(a)(8)...................................................11



                                     - I -


                                                                                                               PAGE
                                                                                                               ----
13.      Treatment of Administrative Expense Claims, Priority Claims, and Tax Claims (11 U.S.C. 1129(a)(9))......13

14.      Acceptance By Impaired Classes (11 U.S.C.ss.1129(a)(10))................................................13

15.      Feasibility (11 U.S.C.ss.1129(a)(11))...................................................................13

16.      Payment of Fees (11 U.S.C.ss.1129(a)(12))...............................................................14

17.      Continuation of Retiree Benefits (11 U.S.C.ss.1129(a)(l3))..............................................14

18.      Fair and Equitable; No Unfair Discrimination (11 U.S.C.ss.1129(b))......................................14

19.      No Other Plan (11 U.S.C.ss.1129(c)).....................................................................15

20.      Principal Purpose of the Plan (11 U.S.C.ss.1129(d)).....................................................15

21.      Modifications to the Plan...............................................................................15

22.      Good Faith Solicitation (11 U.S.C.ss.1125(e))...........................................................15

23.      Assumption and Rejection................................................................................16

24.      Substantive Consolidation...............................................................................17

25.      Lender Releasees and D&O Releasees......................................................................18

26.      Satisfaction of Confirmation Requirements...............................................................19

27.      Retention of Jurisdiction...............................................................................19

28.      Satisfaction of Conditions to Confirmation..............................................................19

DECREES..........................................................................................................19

29.      Plan Amendments.........................................................................................19

30.      Burden of Proof.........................................................................................20

31.      Confirmation............................................................................................20

32.      Objections..............................................................................................20

33.      Plan Classification Controlling.........................................................................20

34.      Binding Effect..........................................................................................20

35.      Vesting of Assets (11 U.S.C.ss.1141 (b) (c))............................................................21



                                     - II -


                                                                                                               PAGE
                                                                                                               ----
36.      Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C.ss.1123(b)(2))............21

37.      Bar Date for Rejection Damage Claims....................................................................22

38.      General Authorizations..................................................................................23

39.      Corporate Action........................................................................................24

40.      Annual Meetings of Shareholders.........................................................................24

41.      Taxable Year............................................................................................24

42.      Cancellation of Instruments and Securities..............................................................24

43.      Issuance of New Securities..............................................................................25

44.      Securities Laws Exemption...............................................................................25

45.      Substantive Consolidation...............................................................................26

46.      Corporate Organization..................................................................................27

47.      DIP Credit Agreements...................................................................................28

48.      Plan Supplement.........................................................................................28

49.      Approvals Not Required..................................................................................29

50.      Exemption from Certain Taxes............................................................................29

51.      Distributions...........................................................................................30

52.      Final Fee Applications..................................................................................31

53.      Permanent Injunction....................................................................................33

54.      Discharge of Debtors....................................................................................34

55.      Releases, Exculpations, and Injunctions.................................................................35

56.      Termination of Injunctions and Automatic Stay...........................................................35

57.      Substantial Consummation................................................................................35

58.      Nonoccurrence of Effective Date.........................................................................35

59.      Notice of Entry of Confirmation Order...................................................................36

60.      Notice of Effective Date................................................................................36




                                     - III -


                                                                                                               PAGE
                                                                                                               ----
61.      Authorization to File Conformed Plan....................................................................37

62.      Dissolution of Committee(s).............................................................................37

63.      Binding Effect..........................................................................................37

64.      Conflicts Between Order and Modified Plan...............................................................37

65.      Reversal................................................................................................38

66.      Qwest Deposit...........................................................................................38

67.      Retention of Jurisdiction...............................................................................39

68.      Headings................................................................................................39





                                     - IV -

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (WESTERN DIVISION)



In re:
                                                                 Chapter 11
ARCH WIRELESS, INC., et. al.,
                                                           Case No. 01-47330-HJB
                         Debtors.                         (Jointly Administered)






                 FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
          UNDER 11 U.S.C.SS.1129(A) AND (B) AND FED. R. BANKR. P. 3020
                CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION


         WHEREAS, Arch Wireless, Inc., Paging Network Canadian Holdings, Inc., PageNet SMR Sub, Inc., Arch Wireless Communications, Inc., Arch Wireless Holdings, Inc., ArchTel, Inc., Arch Connecticut Valley, Inc., Arch Communications Enterprises LLC, Benbow Investments, Inc., Paging Network, Inc., MobileMedia Communications, Inc., Mobile Communications Corporation of America, MobileMedia License Co., L.L.C., PageNet, Inc., Paging Network of Colorado, Inc., Paging Network of Northern California, Inc., Paging Network of Michigan, Inc., Paging Network Finance Corp., Paging Network International, Inc., Paging Network of San Francisco, Inc., and Paging Network of America, Inc. (collectively, the "Debtors") as "proponents of the plan" within the meaning of section 1129 of title 1l, United States Code (the "Bankruptcy Code"), filed (i) the Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 13, 2002 (as supplemented by the Plan Supplement, the "Plan")(1) and the Disclosure Statement to Debtors' First Amended Joint Plan of Reorganization, dated March 13, 2002 (as transmitted to parties in interest, the "Disclosure Statement"); and

         WHEREAS, on March 13, 2002, the Bankruptcy Court entered an order (the "Solicitation Order") that, among other things, (a) approved the Disclosure Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017,
(b) established May 8, 2002, as the date for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"), (c) approved the form and method of notice of the Confirmation Hearing, and (d) established certain procedures for soliciting and tabulating votes with respect to the Plan, and (e) established April 24, 2002, as the deadline by which all parties entitled to vote to accept or reject the Plan must do so; and

         WHEREAS, on April 12, 2002, the Debtors filed the Plan Supplement with respect to the Plan and, on May 8, 2002, filed an amendment to the Plan Supplement; and

         WHEREAS, on April 12, 2002, the Debtors filed a schedule setting forth the amount of compensation and cure payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Bankruptcy Code and on April 24, 2002, and May 8, 2002, filed amendments to such schedule (as amended, the "Cure Schedule"); and

         WHEREAS, the Debtors filed the Affidavit of Herb Baer Certifying the Ballots Accepting or Rejecting the Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, sworn to on May 8, 2002, attesting and certifying the method and results of the ballot tabulation for the Classes of Claims (AWI Classes 2 and 3; AWCI Classes 2

--------------------------------
(1) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which, together with the Plan Amendments, as defined below, is annexed hereto as Exhibit "A." A copy of the Plan Supplement, as amended effective May 2, 2002, is annexed hereto as Exhibit "B." Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

through 6; PNSMR Classes 2 and 3; PNCH Classes 2 and 3; and AWHI Classes 2 through 6) entitled to vote to accept or reject the Plan (the "Ballot Certification"); and

         WHEREAS, as set forth in Debtors' Omnibus Response to Objections to Confirmation of Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated March 13, 2002 (the "Response") 20 objections or purported objections to confirmation of the Plan were timely filed and served (the "Objections"); and

         WHEREAS, as reported to the Court on May 8, 2002 by counsel to the Debtors all Objections except for the objections of the United States Trustee and the Official Unsecured Noteholders Subcommittee (the "Subcommittee"), were either withdrawn or partially resolved on the terms and conditions described on the record of the Confirmation Hearing or denied because the objecting party failed to appear (collectively, the "Resolved Objections"), and

         WHEREAS, objections or purported objections to the proposed cure and compensation payments set forth on the Cure Schedule will be resolved in accordance with the provisions of this Court's procedural order entered on May 8, 2002; and

         WHEREAS, on May 6, 2002, the Debtors filed (i) the Response, (ii) an omnibus response to the Cure Objections (the "Cure Objection Response"), (iii) a memorandum of law in support of confirmation of the Plan (the "Confirmation Memorandum"), (iv) the Affidavit of J. Roy Pottle in Support of Confirmation of Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Pottle Affidavit"), and on May 8, 2002, they filed the Ballot Certification; and

         WHEREAS, on May 8, 2002, Debtors filed the First Modification to the First Amended Joint Plan of Reorganization and on May 10, 2002, filed the Second Modification to the First

Amended Joint Plan of Reorganization (the "Plan Amendments") (the Plan, as modified by the Plan Amendments is hereafter referred to as the "Modified Plan"); and

         WHEREAS, the Subcommittee and the United States Trustee withdrew their objections on May 10, 2002; and

         WHEREAS, the Confirmation Hearing was held on May 8, 9, and 10, 2002.

         NOW, THEREFORE, based upon the Bankruptcy Court's review of the Ballot Certification, the Pottle Affidavit, the Response, the Cure Objection Response, Confirmation Memorandum and the Plan Amendments, and upon (a) all the evidence proffered or adduced at, memoranda and Objections filed in connection with, and arguments of counsel made at the Confirmation Hearing, and (b) the entire record of these Chapter 11 Cases; and after due deliberation thereon and good cause appearing therefor:


                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:(2)

                  1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. ss.ss. 157(b)(2), 1334(a)). This Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code. Venue is proper pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Modified Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(L), and this Bankruptcy Court has exclusive jurisdiction to determine whether the Modified Plan complies with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules and should be confirmed.

                  2. Judicial Notice. This Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-

---------------------------
(2) Pursuant to Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of these Chapter 11 Cases, including, but not limited to, the hearings to consider the adequacy of the Disclosure Statement.

                  3. Transmittal and Mailing of Materials; Notice. In accordance with the Solicitation Order, Debtors caused Solicitation Packages, consisting of the Disclosure Statement, the Plan (as an attachment to the Disclosure Statement), the appropriate Ballot and voting instructions, the Confirmation Hearing Notice (as defined in the Solicitation Order), a copy of the Solicitation Order, and other solicitation materials approved by the Bankruptcy Court, to be timely mailed to (i) all persons or entities that timely filed proofs of claim or interest or Transfer/Assignment Notice forms on or before March 13, 2002 (the "Record Date"); (ii) all persons or entities listed in the Schedules as of the Record Date; (iii) other known holders of liquidated, noncontingent and undisputed Claims against the Debtors, if any, as of the Record Date; (iv) any parties in interest that filed a notice in accordance with Bankruptcy Rule 2002 in the Debtors' Chapter 11 cases on or before the Record Date; (v) counsel to the Committee and counsel to the Unsecured Noteholder Subcommittee; (vi) the United States Trustee; (vii) the Securities and Exchange Commission; (viii) all parties listed on Debtors' schedules of executory contracts and unexpired leases, and (ix) all persons or entities that filed a proof of claim on or before March 29, 2002. In accordance with the Solicitation Order, Debtors also caused notice of the Confirmation Hearing to be published on April 2, 2002, in the Boston Globe and The Wall Street Journal. The transmittal, service and publication of all such foregoing documents were adequate and sufficient, and no other or further notice is or shall be required.

                  4. Voting. Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Order, all other orders of this Bankruptcy Court, and industry practice. As evidenced by the Ballot Certification, which certifies both the method and results of the voting by impaired Classes of Claims with respect to the Modified Plan, AWI Classes 2 and 3, AWCI Classes 2 through 6, PNSMR Classes 2 and 3, PNCH Classes 2 and 3, and AWHI Classes 2 through 6 are each impaired and each have voted to accept the Modified Plan pursuant to 11 U.S.C. ss.ss. 1124 and 1126.

                  5. Plan Compliance with Bankruptcy Code (11
U.S.C.ss.1129(a)(1)). The Modified Plan complies with the applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code.

                  (a) Proper Classification (11 U.S.C. ss.ss. 1122, 1123(a)(1)). The Modified Plan designates 35 Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Modified Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests. The Modified Plan satisfies sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.

                  (b) Specified Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)).
Article III.B.1 of the Modified Plan specifies that all Class 1 Priority Claims for each of AWI, AWCI, PNSMR, PNCH, and AWHI and the Consolidated AWHI Entities are unimpaired under the Modified Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                  (c) Specified Treatment of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Article III.B.2 of the Modified Plan designates AWI Classes 2 through 8, AWCI Classes 2 through 7, PNSMR Classes 2 through 6, PNCH Classes 2 through 6, and AWHI and the Consolidated AWHI Entities Classes 2 through 8 as impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                  (d) No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Modified Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                  (e) Implementation of Plan (11 U.S.C. ss. 1123(a)(5)). Article V and the other provisions of the Modified Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Modified Plan's implementation, including, without limitation, (a) the issuance and distribution of the New Senior Secured Notes, New Subordinated Secured Notes and New Common Stock and (b) the substantive consolidation of AWHI and the Consolidated AWHI Entities, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, the Debtors will have sufficient cash to make all payments required to be made on the Effective Date pursuant to the terms of the Modified Plan

                  (f) Non-Voting Equity Securities (11 U.S.C. ss. 1123(a)(6)).
Article V.G of the Modified Plan provides that the Restated Certificates of Incorporation of the Reorganized Debtors shall prohibit the issuance of nonvoting equity securities to the extent required by 1123(a) of the Bankruptcy Code. Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.

                  (g) Designation of Officers and Directors (11 U.S.C.ss.1123(a)(7)). Article V.H of the Modified Plan contains provisions with respect to the manner of selection of officers and directors of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy in accordance with section 1123(a)(7). The initial directors of the Reorganized Debtors shall be Hank Bonde, Matt Oristano, Eric Goldstein, C. Edward Baker, Jr., and William Redmond. The Chief Executive Officer of the Reorganized Debtors shall be C. Edward Baker, Jr.

                  (h) Additional Modified Plan Provisions (11 U.S.C.ss.1123(b)). The Modified Plan's provisions, including without limitation the release and exculpation provisions in Article X, are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

                  (i) Bankruptcy Rule 3016(a). The Modified Plan is dated and identifies the entities submitting it as proponents and satisfies Bankruptcy Rule 3016(a).

                  (j) Bankruptcy Rule 3018. The solicitation of votes to accept or reject the Plan was conducted in accordance with the Solicitation Order and otherwise satisfies Bankruptcy Rule 3018. The Plan was transmitted to all Creditors entitled to vote on the Plan. Sufficient time was provided to such Creditors to accept or reject the Plan, and the solicitation materials and procedures comply with the Solicitation Order and 11 U.S.C. ss. 1126, thereby satisfying the requirements of Bankruptcy Rule 3018.

                  6. Debtors' Compliance with Bankruptcy Code (11 U.S.C. ss. 1l29(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. The Debtors are proper debtors under section 109 of the Bankruptcy Code. Except as otherwise provided or permitted by orders of the

Bankruptcy Court, the Debtors have complied with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules of the United States Bankruptcy Court for the District of Massachusetts, and the Solicitation Order, including, without limitation, sections 1122, 1123, 1124, 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 2002, 3016, 3017, 3018, and 3019. The solicitation of acceptances or rejections of the Plan was (i) in compliance with all applicable non-bankruptcy laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and (ii) solicited after disclosure to holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code. The Debtors, their directors, officers, employees, agents, affiliates and Professionals (acting in such capacity) have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.

                  7. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Modified Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Modified Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formation of the Modified Plan. The Debtors' good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. Moreover, the Modified Plan itself and the process leading to its formation provide independent evidence of the Debtors' good faith. More specifically, without limiting the foregoing, based on the totality of facts and circumstances in these Chapter 11 Cases, the Bankruptcy Court finds that there is a reasonable likelihood that the Modified Plan will achieve a result consistent with the standards prescribed under the Bankruptcy Code. The Modified Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors. The Modified Plan is designed to allow the Reorganized Debtors to reorganize by providing them with a capital structure that will allow them to satisfy their obligations and maintain sufficient liquidity and capital resources to conduct their business. In addition, Debtors have received or it is a condition to the Modified Plan becoming effective that Debtors shall have received all requisite regulatory approvals, including the approvals of the Federal Communications Commission, and for those approvals which have been received all such approvals are in full force and effect. Therefore, the Modified Plan has not been proposed by any means forbidden by law. Accordingly, the Modified Plan satisfies the requirements of 1129(a)(3).

                  8. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129 (a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Modified Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

                  9. Directors, Officers, and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as initial officers of the Reorganized Debtors after confirmation of the Modified Plan and the compensation to be paid to such persons have been fully disclosed in the Pottle Affidavit (the "D&O List"). The identity and affiliations of the persons proposed to serve as initial directors of the Reorganized Debtors after confirmation of the Modified Plan and the compensation to be paid to such persons have been fully disclosed on the record at the Confirmation Hearing. Based on the totality of facts and circumstances in these Chapter 11

Cases, the Court finds and concludes the appointment to, or continuance in, such offices of officers and directors is consistent with the interests of Holders of Claims against and Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed on the D&O List or on the record at the Confirmation Hearing.

                  10. No Rate Changes (11 U.S.C.ss.1129(a)(6)). Section 1129(a)(6) is inapplicable to confirmation of the Modified Plan because there are no rate changes provided for in the Modified Plan for which a governmental regulatory commission will have jurisdiction over the Debtors after confirmation of the Plan.

                  11. Best Interests of Creditors (11 U.S.C. ss. 1129(a)(7)). The Modified Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in the Disclosure Statement and other evidence proffered and/or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each Holder of an impaired Claim or Interest either has accepted the Modified Plan or will receive or retain under the Modified Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

                  12. Acceptance by Certain Classes (11 U.S.C. ss. 1129(a)(8). All Class 1 Priority Claims are unimpaired Classes of Claims that are conclusively presumed to have accepted the Modified Plan under section 1126(f) of the Bankruptcy Code. AWI Classes 2 and 3, AWCI Classes 2 through 6, PNSMR Classes 2 and 3, PNCH Classes 2 and 3, and AWHI Classes 2 through 6 have voted to accept the Modified Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. AWI Classes 4 through 8, AWCI Class 7, PNSMR Classes 4 through 6, PNCH Classes 4 through 6, and AWHI Classes 7 and 8 are not entitled to receive or retain any property under the Modified Plan and, therefore, are deemed to have rejected the Modified Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the deemed rejecting Classes identified above, the Modified Plan is confirmable because the Modified Plan satisfies section 1129(b) of the Bankruptcy Code with respect to the deemed rejecting Classes identified above. As set forth in the Ballot Certification, the Holders of Claims in AWI Classes 2 and 3, AWCI Classes 2 through 6, PNSMR Classes 2 and 3, PNCH Classes 2 and 3, and AWHI Classes 2 through 6 that voted with respect to the Modified Plan have voted to accept the Modified Plan as follows:



                                                                      TOTAL BALLOTS RECEIVED
                                      -------------------------------------------------------------------------------------------
         CLASS                                         ACCEPT                                        REJECT
------------------------------------- ------------------------------------------ ------------------------------------------------
                                             AMOUNT               NUMBER                 AMOUNT                  NUMBER
------------------------------------- --------------------- -------------------- ----------------------- ------------------------
CLASS 2                                 $335,611,188.27             50                $7,386476.36                  1
(BANK SECURED CLAIMS)                       (97.84%)             (98.04%)               (2.16%)                  (1.96%)
------------------------------------- --------------------- -------------------- ----------------------- ------------------------
CLASS 3                                  $1,829,498.49              35                 87,818.32                   17
(OTHER SECURED CLAIMS)                      (95.42%)             (67.31%)               (4.58%)                 (32.69%)
------------------------------------- --------------------- -------------------- ----------------------- ------------------------
CLASS 4                                  $22,440,672.00             97               $1,217,520.00                 54
(USAM SECURED NOTE CLAIMS)                  (94.85%)             (64.24%)               (5.15%)                 (35.76%)
------------------------------------- --------------------- -------------------- ----------------------- ------------------------
CLASS 5 AWCI                            $739,150,579.21             167             $120,373,282.72                107
(GENERAL UNSECURED CLAIMS)                  (86.00%)             (60.95%)               (14.00%)                (39.05%)
------------------------------------- --------------------- -------------------- ----------------------- ------------------------
CLASS 5 AWHI                            $720,491,455.12             574              $48,774,607.19                386
(GENERAL UNSECURED CLAIMS)                  (93.66%)             (59.79%)               (6.34%)                 (40.21%)
------------------------------------- --------------------- -------------------- ----------------------- ------------------------


                  13. Treatment of Administrative Expense Claims, Priority Claims, and Tax Claims (11 U.S.C. 1129(a)(9)). The treatment of Administrative Expense Claims and Priority Claims, pursuant to Articles II.B and III.B of the Modified Plan, satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code because the Modified Plan provides that such Claims will be paid in full in Cash, and the treatment of Priority Tax Claims pursuant to
Article II.C of the Modified Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code. The interest rate that the Debtors are required to pay on account of Priority Tax Claims shall be the prime rate of interest as published in The Wall Street Journal, from time to time, plus 2.5% per annum. Unless the Holders of such claims, the Debtors and the Administrative Agent otherwise agree, as provided in the Modified Plan, the debtors shall pay such Priority Tax Claims in quarterly installments of principal, together with interest accruing thereon, with the first such payment due on the third month anniversary of the Effective Date. Therefore, the Modified Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

                  14. Acceptance By Impaired Classes (11 U.S.C. ss. 1129(a)(10)). At least one Class of Claims in each of the cases of (a) AWI, (b) AWCI, (c) PNSMR, (d) PNCH, and (e) AWHI and the Consolidated AWHI Entities that is impaired under the Modified Plan has accepted the Modified Plan, determined without including any acceptance of the Modified Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

                  15. Feasibility (11 U.S.C. ss. 1129(a)(11)). Confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtors. The evidence proffered or adduced at the Confirmation Hearing, including but not limited to the statements set forth in the Pottle Affidavit, (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors. Therefore, the Modified Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

                  16. Payment of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, have been paid or will be paid pursuant to Article XII.B of the Plan. Thus, the Modified Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

                  17. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). Article VI.A.5 of the Modified Plan provides that, on and after the Effective Date, the Reorganized Debtors will continue to pay all amounts due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program maintained or established, in whole or in part, by the Debtors prior to the Petition Date for the duration of the period Debtors have obligated themselves to provide such benefits. Thus, the Modified Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

                  18. Fair and Equitable; No Unfair Discrimination (11 U.S.C. ss. 1129(b)). AWI Classes 4 through 8, AWCI Class 7, PNSMR Classes 4 through 6, PNCH Classes 4 through 6, AWHI Classes 7 and 8 are deemed to reject the Modified Plan (collectively, the "Rejecting Classes"). Based upon the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Modified Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by section 1129(b)(1) of the Bankruptcy Code.

No Holder of a Claim or Interest junior to the Rejecting Classes will receive or retain any property on account of such junior Claim or Interest. Thus, the Modified Plan satisfies the requirement of Sections 1129 (b)(2)(B) and (C) and therefore may be confirmed, notwithstanding the Debtors' failure to satisfy section 1129(a)(8) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Modified Plan shall be binding upon the members of the Rejecting Classes.

                  19. No Other Plan (11 U.S.C.ss.1129(c)). No other plan of reorganization has been filed with respect to the Chapter 11 Cases.

                  20. Principal Purpose of the Plan (11 U.S.C. ss. 1129(d)). The principal purpose of the Modified Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933. In addition, no party-in-interest that is a governmental unit has requested that the Modified Plan not be confirmed on such grounds. The Modified Plan, therefore, satisfies the requirements of section 1129(d).

                  21. Modifications to the Plan. The modifications to the Modified Plan set forth in the Plan Amendments constitute changes with respect to the treatment of Allowed Bank Secured Claims, and do not materially adversely affect or change the treatment of any other Claims or Interests. The holders of the Allowed Bank Secured Claims have consented to the Plan Amendments by the amount and number required by section 1126(c) of the Bankruptcy Code, and the USAM Contributors, as defined in the Plan Amendments, have agreed to provisions of the the Plan Amendments. No further disclosure concerning the Plan Amendments is required under section 1125 of the Bankruptcy Code.

                  22. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based on the record before the Bankruptcy Court in these Chapter 11 Cases, the Debtors and their directors, officers, employees, shareholders, members, agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives and the Lender Releasees have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptances to the Modified Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article X.C of the Plan.

                  23. Assumption and Rejection. Article VI of the Modified Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and all applicable Bankruptcy Rules. The Debtors have provided adequate notice to all parties to executory contracts and unexpired leases to be assumed or rejected pursuant to the Modified Plan of the Debtors' proposed rejection or assumption of such contracts and the deadline for filing objections to such treatment. The Debtors have also provided adequate notice of the Cure Schedule to all parties listed on such schedule. No other or further notice is or shall be required. Pursuant to Article VI.C of the Modified Plan, in the event of a dispute regarding: (1) the existence of any default or the amount of any cure payments, (2) the ability of Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption of such contracts or leases, any cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order by the Bankruptcy Court resolving the dispute and otherwise approving the assumption. In the event the Bankruptcy Court determines that a cure payment is greater than the amount Debtors set forth on the Cure Schedule, Debtors shall retain all rights to reject such contract or unexpired lease.

                  24. Substantive Consolidation. The evidence proffered and adduced at the Confirmation Hearing and all other evidence on the record before the Bankruptcy Court in these Chapter 11 Cases establishes that AWHI and the Consolidated AWHI Entities have not maintained separate books and records for each of AWHI and the AWHI Consolidated Entities. As a result, Debtors cannot determine from their books and records in which corporation a trade debt obligation has been incurred nor which operating company owns which assets, except with respect to certain fixed assets, leases and contracts and the FCC licenses owned by MMLC and PNA. While AWHI and the AWHI Consolidated Entities can determine which assets were owned by MobileMedia and PageNet at the time they were acquired, since each acquisition, separate books and records from which ownership of assets among AWHI and the Consolidated AWHI Entities could be determined have not been maintained. The evidence before this Bankruptcy Court establishes that (a) there is an extensive interrelationship, interdependence, and entanglement between and among AWHI and the Consolidated AWHI Entities that make it financially prohibitive to disentangle their affairs; (b) the time and expense necessary even to attempt to unscramble the affairs of AWHI and the AWHI Consolidated Entities is so substantial as to threaten the realization of any net assets for Creditors; (c) consolidation will foster a net benefit among all Holders of Unsecured Claims against AWHI and the Consolidated AWHI Entities; and
(d) the substantive consolidation provided for in the Modified Plan ensures the equitable treatment of all Creditors of AWHI and the Consolidated AWHI Entities. Such evidence is persuasive and credible and has not been controverted by any other evidence. No credible evidence has been presented to demonstrate that any Creditor of AWHI or the Consolidated AWHI Entities relied on the separate credit of one of the entities to be consolidated or that any such Creditor will be prejudiced by the substantive consolidation. The evidence proffered and adduced at the Confirmation Hearing and all other evidence on the record before the Bankruptcy Court in these Chapter 11 cases also establishes that (a) AWI, AWCI, PNSMR, and PNCH are separate and distinct corporate entities from each other and AWHI and the Consolidated AWHI Entities that consistently maintained corporate formalities, (b) the affairs, books, and records of AWI, AWCI, PNSMR, PNCH are separate and independent from each other and AWHI and the Consolidated AWHI Entities and, to the extent their affairs have become entangled, their affairs can without great expense or expenditure of time or other resources be disentangled; (c) Creditors knowingly made loans or otherwise provided credit to these entities as separate and distinct entities; and (d) consolidation of any of AWI, AWCI, PNSMR, and PNCH with AWHI and/or any of the Consolidated AWHI Entities will unfairly and severely prejudice all Creditors of AWHI and the Consolidated AWHI Entities.

                  25. Lender Releasees and D&O Releasees. The compromise and settlement involving the Lender Releasees contained in Article X.B of the Modified Plan and the compromise and settlement involving the D&O Releasees contained in Article X.A of the Modified Plan are hereby approved, pursuant to sections 105(a), 1123(b)(3)(A) and (b)(6) of the Bankruptcy Code and Bankruptcy Rule 9019, as fair, prudent, and reasonable compromises and settlements and are binding upon all parties affected thereby. The evidence proffered and adduced at the Confirmation Hearing and all other evidence on the record before the Bankruptcy Court in these Chapter 11 Cases establishes that (a) the provisions of Article X.A and X.B of the Plan are in the best interests of the Debtors and their estates; (b) the release provisions of Article

X.A and X.B only release Claims of and through the Debtors' Estates; (c) the Classes of Creditors who will own in excess of 90% of the equity interests in the Reorganized Debtors and who hold approximately 90% of all Claims asserted against the Debtors have voted overwhelmingly in favor of the Plan; (d) under the totality of the circumstances, inclusion of Sections X.A and X.B of the Plan is fair and justified; and (e) the D&O Releasees and the Lender Releasees each have provided consideration for their respective releases.

                  26. Satisfaction of Confirmation Requirements. The Modified Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

                  27. Retention of Jurisdiction. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

                  28. Satisfaction of Conditions to Confirmation. Each of the conditions precedent to the entry of this confirmation order, as set forth in
Article IX.A of the Modified Plan, has been satisfied or waived pursuant to the terms of the Modified Plan.

                                    DECREES

        NOW, THEREFORE, IT IS HEREBY ORDERED; ADJUDGED, AND DECREED THAT:

                  29. Plan Amendments. With the consent of the Holders of the Allowed Bank Secured Claims by the amount and number required by section 1126(c) of the Bankruptcy Code and with the consent of the USAM Contributors, as defined in the Plan Amendments, the modifications of the Plan provided for in the Plan Amendments satisfy the requirements of sections 1127(a) and (c) of the Bankruptcy Code, such modifications do not adversely change the treatment of the Claim of any Creditor or Interest of any equity security holder (other than the

Holders of the Allowed Bank Secured Claims) within the meaning of Bankruptcy Rule 3019, and no further disclosure, solicitation or voting is required.

                  30. Burden of Proof. The Debtors have the burden of proving the elements of sections 1l29(a) and (b) of the Bankruptcy Code by a preponderance of evidence and they have met that burden as further found and determined herein.

                  31. Confirmation. The Modified Plan is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan Supplement are incorporated by reference into the Modified Plan. The terms of the Modified Plan are incorporated by reference into and are an integral part of this Confirmation Order.

                  32. Objections. All Objections that have not been withdrawn with prejudice, waived, or settled, and all reservations of rights pertaining to confirmation of the Modified Plan included therein, are overruled on the merits.

                  33. Plan Classification Controlling. The classifications of Claims and Interests for purposes of the distributions to be made under the Modified Plan shall be governed solely by the terms of the Modified Plan. The classifications set forth on the Ballots tendered to or returned by the Creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for voting or distribution purposes, and (c) shall not be binding on the Debtors or the Reorganized Debtors.

                  34. Binding Effect. In accordance with section 1141 of the Bankruptcy Code and immediately upon entry of the Confirmation Order, the Modified Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, the Exchange Agent, any entity acquiring or receiving property or a distribution under the Modified Plan, and any holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Modified Plan and whether or not such holder or entity has accepted the Modified Plan.

                  35. Vesting of Assets (11 U.S.C. ss.1141 (b) (c)). Pursuant to
Article V.A and D of the Modified Plan, except as otherwise provided in the Modified Plan or this Confirmation Order, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Modified Plan or this Confirmation Order, upon the Effective Date, all property of the Debtors' estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, or other encumbrances and Interests, and all such Claims, liens, charges, or other encumbrances and Interests shall be extinguished. From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Modified Plan or this Confirmation Order.

                  36. Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. ss. 1123(b)(2)). The assumption and rejection of executory contracts and unexpired leases pursuant to Article VI of the Modified Plan shall be, and hereby are approved. Pursuant to Article VI of the Modified Plan, as of the Effective Date, all executory contracts and unexpired leases as to which any of the Debtors are parties, including, without limitation, the indemnification agreements and obligations described in Article VI.D of the Modified Plan, will be deemed assumed in accordance with the requirements of sections 365 and 1123 of the Bankruptcy Code and Article VI of the Modified Plan, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on Schedule C (executory contracts) or Schedule C-1 (unexpired leases) to the Modified Plan,
(iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code pending on the Effective Date, (iv) is an option or warrant to purchase common stock of any of the Debtors or right to convert any Interest into common stock of any of the Debtors to the extent such option, warrant, or conversion right is determined not to be an Interest, or (v) is otherwise rejected pursuant to the Modified Plan, including, without limitation, any rejection by the Debtors in accordance with the last sentence of paragraph 23 of this Confirmation Order. Except as otherwise determined by this Court in response to a timely filed objection, the amount of compensation and cure payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Bankruptcy Code shall be the amounts set forth on the Cure Schedule. Pending such determination and absent further order of the Court, the non-debtor parties to any such executory contracts or unexpended leases are enjoined from taking any action to terminate such contracts or leases. No other cure or compensation payments or assurances of adequate assurance shall be required. Pursuant to Article VI of the Modified Plan, the entry of the Confirmation Order shall, subject to and upon occurrence of the Effective Date, constitute the rejection of the executory contracts and unexpired leases on Schedules C and C-1 to the Plan.

                  37. Bar Date for Rejection Damage Claims. Pursuant to Article VI.B of the Modified Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Article VI.A of the Modified Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court or Bankruptcy Services LLC and served upon counsel for the Debtors on or before the later of (a) 4:30 p.m., Eastern Time, on June 28, 2002, and (b) the date that is thirty (30) days after the entry of an order (other than this Confirmation Order) of the Bankruptcy Court approving such rejection.

                  38. General Authorizations. Each of the Debtors and/or Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Modified Plan and any notes or securities issued pursuant to the Modified Plan. The Debtors and the Reorganized Debtors and their respective directors, officers, members, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Modified Plan or the Plan Supplement, without further order of the Bankruptcy Court. Any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law. In addition, they shall also be authorized and empowered, without further order of this Bankruptcy Court, to take any action necessary or appropriate to implement, effectuate, and consummate the Modified Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Modified Plan.

                  39. Corporate Action. Reorganized Debtors shall amend and restate their certificates of incorporation or formation, as applicable, in the form of the Restated Certificates of Incorporation and shall amend and restate their bylaws or operating agreement, as applicable, in the form of the Restated By-Laws. The Restated Certificates of Incorporation of each of the Reorganized Debtors shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such Certificates of Incorporation as permitted therein or by applicable law. The Restated Bylaws shall be deemed adopted by the respective board of directors or sole member, as applicable, of Reorganized Debtors as of the Effective Date.

                  40. Annual Meetings of Shareholders. For purposes of section 211 of the Delaware Business Corporation Law and section 33 of Chapter 156B of the Massachusetts General Laws, annual meetings of shareholders of the Reorganized Debtors shall be deemed to have taken place on the Effective Date.

                  41. Taxable Year. Each of the Debtors and/or Reorganized Debtors are hereby authorized, but not directed, in their sole and absolute discretion, to change the end of their taxable year to the last day of the month in which the Effective Date occurs or such other date as they determine in their sole and absolute discretion.

                  42. Cancellation of Instruments and Securities. Subject to the provisions of Article VII.B(1) and (3) of the Plan, on the Effective Date, except to the extent provided otherwise in the Modified Plan, the Credit Agreement, the Old Notes and the Old Notes Indentures, the Discount Notes, the Discount Notes Indenture and the Convertible Debentures and the Convertible Debenture Indenture, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, shall no longer be outstanding, shall be canceled, retired, and deemed terminated, and shall cease to exist, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code. All parties thereto are ordered to execute and deliver to the Debtors all termination statements and releases of lien necessary to terminate of record all such interests.

                  43. Issuance of New Securities. Pursuant to Article V of the Modified Plan, based upon the record of the Chapter 11 Cases, including the instruments included in the Plan Supplement (and any amendments thereto), the issuance of all securities, instruments, certificates, and other documents, including, without limitation, the New AWCI Common Stock, New AWHI Common Stock, New Common Stock, New PNCH Common Stock, New PNSMR Stock, New Subordinated Secured Notes, and New Secured Notes (collectively, the "Plan Securities") required to be issued under the Modified Plan is hereby authorized without further act or action under applicable law, regulation, order, or rule and the Plan Securities issued under the Modified Plan shall, upon issuance be fully paid and nonassessable.

                  44. Securities Laws Exemption. The offering, issuance, and distribution of the Plan Securities, including, without limitation, the New Senior Secured Notes, New Subordinated Secured Notes and New Common Stock, under the Modified Plan are exempt from the provisions of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security by reason of section 1145(a) of the Bankruptcy Code. Such Plan Securities will be freely tradable by the recipients thereof subject only to the provisions of section 1145(b)(l) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the Securities Exchange Commission.

                  45. Substantive Consolidation. Subject to the occurrence of the Effective Date, AWHI and the Consolidated AWHI Entities shall be deemed consolidated for purposes of voting on, confirmation of, and distributions under the Modified Plan; provided, however, each of AWHI and the AWHI Consolidated Entities shall retain its current legal form, and the corporate structure of AWHI and the Consolidated AWHI Entities shall be the same after the Effective Date as before the Effective Date, in each case, except as otherwise provided or permitted in the Modified Plan or in this Confirmation Order. On and after the Effective Date, the Debtors may, without further approval of the Bankruptcy Court, cause any or all of AWHI and the Debtors in the AWHI Group to be merged into any other Debtor in the AWHI Group, or to one or more new entities (whether or not related), and any or all of AWHI and the AWHI Consolidated Entities to transfer some or all of their assets to AWHI or any other entity that is one of the Consolidated AWHI Entities. On and after the Effective Date, (i) no distributions shall be made under the Modified Plan on account of Inter-Company Claims among AWHI and the Debtors in the AWHI Group, (ii) all guaranties of AWHI and the Debtors in the AWHI Group of the obligations of AWHI or any other Debtor in the AWHI Group and any guarantee thereof executed by AWHI or any other Debtor in the AWHI Group and any joint or several liability of any of AWHI or the Debtors in the AWHI Group shall be deemed to be one obligation of AWHI and the AWHI Group, and (iii) each and every Claim filed or to be filed against AWHI and the Debtors in the AWHI Group shall be deemed filed against AWHI and the AWHI Group, and shall be deemed one Claim against and obligation of AWHI and the AWHI Group.

                  46. Corporate Organization. The Reorganized Debtors and their affiliates are hereby authorized, at such time as the Debtors may determine, to take any and all actions necessary or appropriate, in their sole business judgment, to (i) merge one or more of the Reorganized Debtors or their affiliates with or into one or more of the other Reorganized Debtors or their affiliates, and (ii) cause one or more of the Reorganized Debtors or their affiliates to contribute assets to one or more of the other Reorganized Debtors or their affiliates. Consistent with and without limiting the foregoing, AWHI will immediately contribute its operating assets to MMCI and the Reorganized Debtors are hereby authorized, but not required, to engage in the following, or substantially similar, transactions not earlier than the beginning of the month following the month in which the Effective Date occurs: (a) each of PI, PNC, PNM, PNNC, PNSF, and PNFC may be merged with and into PNI, and PNA may then be merged with and into PNI; (b) each of ACV, ACE, PNI, ATI, and BII may then be merged with and into MCCA; (c) PNSMR and AWI Spectrum Holdings, Inc. may then be contributed by AWI to AWCI, which in turn may contribute them to AWHI; (d) AWI Spectrum Co. LLC may be merged with and into AWI Spectrum Co. Holdings, Inc.;
(e) PNSMR and AWI Spectrum Co. Holdings, Inc. may then be merged with and into MCCA; (f) MMCI may then contribute its operating assets to MCCA; (g) MCCA may then contribute the FCC licenses that were assets of PNA to MMLC; and (h) interests in Nationwide 929.8875 LLC, Waterloo Communications, Inc., Vast Solutions, Inc. and Benbow PCS Ventures, Inc., which are minority owned subsidiaries, will remain in existence and may be held by MCCA. Any and all assignments and/or transfers of contracts, leases, or other agreements that are made in connection with the above described consolidation are hereby authorized pursuant to section 365 of the Bankruptcy Code.

                  47. DIP Credit Agreements. Notwithstanding anything that may be contained herein to the contrary, on the Effective Date, Debtors shall pay or arrange for the payment of all amounts outstanding, if any, under the DIP Facility. Once such payments have been made, the DIP Facility and any agreements or instruments related thereto shall be deemed terminated, except as otherwise specifically provided in the DIP Facility, and The CIT Group/Business Credit, Inc., as collateral agent, and the lenders thereunder shall take all reasonable action to confirm the removal of any liens on the properties of the Debtors securing the DIP Credit Agreements.

                  48. Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, are authorized and approved, including, but not limited to, (a) the New Senior Secured Notes Indenture, (b) the New Senior Secured Notes, (c) the New Subordinated Secured Notes Indenture, (d) New Subordinated Secured Notes, and (e) the Registration Rights Agreement. Without need for further order or authorization of the Bankruptcy Court, the Debtors and Reorganized Debtors, with the consent of the parties thereto, are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Modified Plan. The Debtors are authorized to implement the Management Stock Plan without the necessity of shareholder approval required under any applicable law, including, without limitation, Sections 162(m) and 422(b)(1) of the Internal Revenue Code.

                  49. Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority (including, without limitation, approvals by the directors, shareholders and members, as applicable, of the Reorganized Debtors) with respect to the implementation or consummation of the Modified Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Modified Plan, the Disclosure Statement, the Plan Supplement and any documents, instruments, or agreements, and any amendments or modifications thereto.

                  50. Exemption from Certain Taxes. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of notes or debt or equity securities under the Modified Plan; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making, assignment, or recording of any lease or sublease, or (d) the making, delivery, or recording of any deed of trust or other security interest or instrument of transfer under, in furtherance of, or in connection with, the Modified Plan, including, without limitation, agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of any such tax or governmental assessment.

                  51. Distributions. The Reorganized Debtors shall make all distributions required under the Modified Plan. The Cash Distribution to be made on account of Allowed Bank Secured Claims shall be made by AWHI to the Administrative Agent for delivery by the Administrative Agent to individual Holders of such Claims in accordance with the provisions of the Credit Agreement, or as otherwise agreed between the Administrative Agent and any holder of an Allowed Bank Secured Claim, subject to any Agent Bank Charges as provided in the Credit Agreement. The Cash Distribution to be made on account of USAM Secured Note Claims will be made by AWHI to the USAM Indenture Trustees on the Effective Date or the first Business Day thereafter, which will, subject to the rights of such Indenture Trustees, if any, as against Holders of the USAM Secured Note Claims under the USAM Note Indenture, transmit, upon surrender by a Holder of its USAM Notes, the cash to which such Holder is entitled under the Modified Plan. The reasonable fees and expenses of the USAM Trustees incurred in connection with making such distributions, unless otherwise paid thereunder, will be paid by Reorganized Debtors to the extent so required by the USAM Note Indentures or as otherwise agreed between Reorganized Debtors and USAM Trustees, and in any case subject to required approvals of the Bankruptcy Court, if any. All distributions provided for in the Modified Plan of New Secured Notes and New Common Stock shall be made by the Debtors to the Exchange Agent for delivery by the Exchange Agent to individual Holders of Bank Claims, USAM Note Claims and Senior Note Claims as provided in the Modified Plan. Notwithstanding the provisions of Article V.E of the Modified Plan regarding cancellation of the Old Notes Indentures, the distribution provisions of the Old Notes Indentures shall continue in effect to the extent necessary to authorize the Exchange Agent to receive and distribute to Holders of Allowed Old Notes Claims distributions received by the Exchange Agent pursuant to the

Modified Plan on account of Allowed Old Notes Claims and shall terminate completely upon completion of all distributions. Except with respect to Bank Claims and USAM Claims, the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim the distributions to be made pursuant to the Modified Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against such Holder.



                  52. Final Fee Applications. All entities seeking an award by this Bankruptcy Court of Professional fees, or of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, other than fees of ordinary course professionals approved by separate order of this Bankruptcy Court, shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within thirty
(30) days after the Confirmation Date and serve such final applications upon (i) Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Fax No. (617) 526-5000,
Attn: Mark N. Polebaum, Esq.; (ii) the U.S. Trustee's Office, 600 Main Street, Suite 200, Worcester, MA 01608, Fax No. (508) 793-0558, Attn: Richard T. King, Esq.; (iii) Nixon Peabody LLP, 101 Federal Street, Boston, MA 02110, Fax No.
(617) 345-1300, Attn: John V. Snellings, Esq.; (iv) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Fax No. (212) 310-8007, Attn: Lori Fife, Esq.; and (v) Gordon Haley LLP,

101 Federal Street, Boston, MA 02110, Fax No. 617-261-0789, Attn: Stephen F. Gordon, Esq. (collectively, the "Application Service Parties"). Notice of any hearing to consider such final fee applications shall be sent to the Application Service Parties and all parties requesting service of notice and pleadings in these cases pursuant to Bankruptcy Rule 2002. No further notice shall be required. Final allowances of compensation for services rendered and reimbursement of expenses granted by this Bankruptcy Court, shall be paid in full in such amounts as are allowed by this Bankruptcy Court (a) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as practicable, (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors or
(c) in accordance with the terms of any applicable administrative procedures order entered by this Bankruptcy Court. Any and all monthly fee applications filed with the Bankruptcy Court prior to the Confirmation Date may be incorporated by reference into the final fee application. The final fee applications provided for herein shall be in lieu of the interim fee application requests required by this Court's December 18, 2001, order establishing procedures for interim compensation and reimbursement of expenses. All Professional fees for services rendered in connection with the Chapter 11 Cases and the Modified Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date, the prosecution of Causes of Action preserved hereunder and the resolution of Disputed Claims, shall be paid by the Reorganized Debtors upon receipt of an invoice therefore, or on such other terms as the Reorganized Debtors may agree to, without the need for further Bankruptcy Court authorization or entry of a Final Order. If the Reorganized Debtors and any Professional cannot agree on the amount of post-Confirmation Date fees and expenses to be paid to such Professional, such amount shall be determined by this Bankruptcy Court.

                  53. Permanent Injunction. Except as otherwise expressly provided in the Modified Plan or this Confirmation Order, from and after the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Cause of Action or other proceeding of any kind (including, without limitation, in any judicial, arbitration, administrative or other forum) against or affecting the Reorganized Debtors or the Estates on account of or respecting any Claim, Interest, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to Article X of the Modified Plan; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order in respect of any Claim against the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to

Article X of the Modified Plan; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind in respect of any Claim against the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged, released or to be released pursuant to Article X of the Modified Plan; (iv) asserting, directly or indirectly, any setoff, right of subrogation or recoupment right of any kind in respect of any Claim against any debt, liability or obligation due to the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to
Article X of the Modified Plan; or (v) commencing or continuing any action or proceeding in any manner or in any place whatsoever that does not conform to or comply with the provisions of the Modified Plan. On the Confirmation Date, the adversary proceedings filed by the Committee against the Bank of New York, Wilmington Trust Company and John Doe, Adv. Pro. 02-4119, shall, by agreement, hereby be dismissed with prejudice. On the Confirmation Date, the adversary proceeding filed by the Unsecured Noteholders Subcommittee against Toronto Dominion (Texas), Inc., et al., Adv. Pro. 02-4145, shall by agreement, hereby be dismissed with prejudice. As soon as practicable after the Confirmation Date, the Committee and Unsecured Noteholders Subcommittee shall also each file appropriate pleadings withdrawing their respective adversary proceedings. Consistent with the Plan Amendments, as soon as practicable after the Confirmation Date, the parties to the pending appeal from the Order directing the United States Trustee to appoint an Unsecured Noteholders Committee or Subcommittee shall promptly stipulate to and/or jointly move for the dismissal of such appeal with prejudice.

                  54. Discharge of Debtors. Except as otherwise provided herein or in the Modified Plan, (1) the rights afforded in the Modified Plan and the treatment of all Claims and Interests therein, shall be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Interests of any nature whatsoever, known or unknown that arose prior to the Effective Date, (2) on the Effective Date, all Claims against, or Interests in, the Debtors and the Reorganized Debtors shall be satisfied, discharged, and released in full, and (3) all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors or any of their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as provided in the Modified Plan or the Confirmation Order, confirmation will, as of the Effective Date, discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code or the holder of a Claim based on such debt has accepted the Modified Plan, and satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

                  55. Releases, Exculpations, and Injunctions. The release, exculpation, and injunction provisions contained in the Modified Plan are reasonable, fair and equitable, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding upon all persons and entities.

                  56. Termination of Injunctions and Automatic Stay. Pursuant to
Article X.F of the Modified Plan, unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  57. Substantial Consummation. The substantial consummation of the Modified Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to occur on the Effective Date.

                  58. Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, then (i) the Modified Plan, (ii) assumption or rejection of executory contracts or unexpired leases pursuant to the Modified Plan, (iii) any document or agreement executed pursuant to the Modified Plan, and (iv) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Modified Plan shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Modified Plan, or the Modified Plan, and no acts taken in preparation for consummation of the Modified Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Interests by or against the Debtors or any other persons or entities, to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors or otherwise, or to constitute an admission of any sort by the Debtors or any other persons or entities as to any issue, or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

                  59. Notice of Entry of Confirmation Order. On or before the thirtieth (30th) day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order, pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all creditors and interest holders, the United States Trustee, and other parties in interest by causing notice of entry of the Confirmation Order, in substantially the form attached as Exhibit C (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in each of The Wall Street Journal (National Edition) and The Boston Globe.

                  60. Notice of Effective Date. Within five (5) Business Days following the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the occurrence of the Effective Date and shall serve a copy of same on each party who has filed a request for copies of notices and pleadings in these Chapter 11 Cases under Fed. R. Bankr. P. 2002.

                  61. Authorization to File Conformed Plan. The Debtors are authorized, but not required, to file a conformed Modified Plan, dated on the date hereof, which incorporates the Plan Amendments within thirty (30) days of the entry of this Confirmation Order.

                  62. Dissolution of Committee(s). On the Effective Date, the Committee and the Unsecured Noteholders Subcommittee of the Committee (collectively, the "Committees") shall dissolve and their members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases. Notwithstanding the foregoing, the Committees shall remain in existence as constituted on the Confirmation Date, and their then existing professionals shall remain employed, solely for the purpose of monitoring the Debtors' objections to Claims and shall have standing with respect to the objection or Allowance of any Claims (except that the Unsecured Noteholders Subcommittee shall have such power, duty and standing only with respect to Claims against AWCI which are not Bank Unsecured Claims or USAM Note Claims).

                  63. Binding Effect. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Modified Plan and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

                  64. Conflicts Between Order and Modified Plan. To the extent of any inconsistency between the provisions of the Modified Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court. The failure to reference or discuss any particular provision of the Modified Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision, and each provision of the Modified Plan shall have the same validity, binding effect and enforceability as if fully set forth in this Confirmation Order.

                  65. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Modified Plan prior to the Debtors' or Reorganized Debtors' receipt of written notice of any such order, nor shall such reversal, modification or vacatur of this Confirmation Order affect the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Modified Plan or any amendments or modifications thereto.

                  66. Qwest Deposit. Debtors shall deposit $200,000, as a
section 366 adequate assurance deposit, with Qwest Corporation. Such deposit shall bear interest at the tariff rate. Such deposit shall be refundable in whole or in part to the Debtors upon payment in full of all amounts determined to be owing by the Debtors to Qwest Corporation for the period from the Petition Date through the Effective Date (the "Postpetition Qwest Obligation"). The Debtors shall continue to pay the undisputed amounts of the Postpetition Qwest Obligation when due in accordance with existing terms. The Debtors and Qwest Corporation shall negotiate the amounts owing in good faith. In the absence of a resolution between the parties, a hearing is scheduled for June 21, 2002, at 9:30 a.m., before the United States Bankruptcy Court for the District of

Massachusetts, 595 Main Street, Worcester, Massachusetts, to determine all prepetition and postpetition disputes.

                  67. Retention of Jurisdiction. The Bankruptcy Court hereby retains jurisdiction for all purposed provided in Article XI of the Modified Plan.

                  68. Headings. Headings utilized herein are for convenience of reference and shall not constitute a part of the Modified Plan or this Confirmation Order for any other purpose. Dated: May 14, 2002


                                                  /s/ HENRY J. BOROFF
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE
                                                  Henry J. Boroff